Exhibit 99.1

Great Lakes Reports First Quarter Results

OAK BROOK, Ill., May 03, 2017 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and infrastructure services, today reported financial results for the quarter ended March 31, 2017.

For the three months ended March 31, 2017, Great Lakes reported revenue of $170.6 million, net loss from continuing operations of $3.7 million and Adjusted EBITDA from continuing operations of $14.2 million.

Chief Financial Officer Mark Marinko commented, “The Company’s first quarter 2017 results were in line with our expectations.  The Dredging segment’s performance was solid despite some softness in the international market and delays on some domestic projects.  Keep in mind that the first quarter in 2016 was quite strong for the Dredging segment, driven by robust performances on several coastal protection and capital projects.  We continued to see the benefits of our realigned and refocused Environmental & infrastructure (E&I) segment, with a marked improvement in results compared to the first quarter of 2016, though still at a loss due to the seasonality of the business.”

Chief Executive Officer Lasse Petterson, added, “I am pleased to have recently taken over as Chief Executive Officer at Great Lakes.  My appointment to the Board of Directors at the end of last year has allowed me to begin to build a foundation of knowledge on the Company’s business and has enabled me to hit the ground running as CEO.  I look forward to the future opportunities at GLDD, particularly our expectation that our new ATB hopper dredge, the Ellis Island, will be operational in the third quarter of this year.  I’d like to thank Mark for his willingness to step in as interim CEO while my U.S. citizenship was finalized.  His steady leadership is much appreciated.”

First Quarter 2017 Highlights

Great Lakes Dredge & Dock Corporation
Select Income Statement Results
(Unaudited in 000)

	Three Months Ended
	March 31,
	2017			2016
	Dredging	Environmental & infrastructure	Total Consolidated	Dredging	Environmental & infrastructure	Total Consolidated	Total Consol. Variance
Revenue	$153,054	$19,224	$170,586	$145,013	$19,090	$163,119	$7,467

Gross Profit	14,471	1,711	16,182	23,350	(3,360)	19,990	(3,808)
Gross Profit Margin	9.5%	8.9%	9.5%	16.1%	-17.6%	12.3%

Operating Income (Loss)	2,106	(2,730)	(624)	10,585	(10,674)	(89)	(535)
Operating Margin	1.4%	-14.2%	-0.4%	7.3%	-55.9%	-0.1%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue in the first quarter 2017 increased over the prior year period primarily due to higher domestic capital and foreign capital revenue, partially offset by lower maintenance and coastal protection revenues.
  Gross profit decreased 38.0% during the first quarter compared to the same quarter 2016 primarily due to delays in domestic projects and higher plant costs associated with several dry docks.
  Operating income decreased 80.1% in the first quarter 2017 compared to the prior year quarter, primarily due to lower gross profit margin.
  Dredging backlog was $456.6 million at the end of the first quarter, which is a decrease of $11.1 million compared to backlog at December 31, 2016.

Environmental & Infrastructure

  Revenue was flat in the first quarter 2017 compared to the first quarter of 2016.  The loss of revenue associated with the divested Terra services assets was offset by larger projects that were executed throughout the United States, including on the West Coast and in Florida and New Jersey.
  The 150.9% improvement in gross profit in the first quarter 2017 is a result of significantly stronger contract margin, lower overhead, primarily related to improved absorption of our downsized equipment spread, and to lower labor and benefits costs. In addition, the current quarter in 2017 benefitted from the absence of non-recurring job losses that occurred in the first quarter of 2016.
  Operating loss improved 74.4% in the first quarter of 2017 due to improved gross profit margin and lower G&A, primarily related to reduced personnel costs stemming from the divested Terra services assets and other cost reduction initiatives.
  Backlog was $59.7 million at the end of the first quarter, which is an increase of $22.1 million compared to backlog at December 31, 2016.

Total Company

  Net loss from continuing operations was $3.7 million compared to net loss from continuing operations of $4.0 million in the first quarter of 2016.  The loss in the current period includes income tax benefit of $2.3 million and interest expense of $5.6 million.  The loss in the first quarter of 2016 includes income tax benefit of $2.7 million and interest expense of $5.7 million.
  The Company recorded a $13.1 million net loss from discontinued operations during the first quarter of 2017.  The loss is related to a historical demolition project for which a surety bond remained in place and a letter of credit was issued as security for the bond. The surety has informed us that they intend to draw on the letter of credit. Currently, we do not expect any significant additional losses related to this project.
  Adjusted EBITDA from continuing operations was $14.2 million, a $1.2 million increase from $13.0 million in the first quarter of 2016.
  Total capital expenditures for the quarter were $19.6 million.  Capital expenditures include $13.4 million for construction of new ATB hopper dredge, the Ellis Island, and the majority of the remainder for improvements to the dredging fleet. Capital expenditures during the first quarter of 2016 were $17.5 million and included $12.0 million to support growth, including $8.4 million for the ATB, with the majority of the remainder for improvements to the dredging fleet.
  Cash at March 31, 2017 was $6.9 million, with total debt of $404.1 million ($2.4 million short-term debt and $401.7 million long-term debt).
  Total company backlog at March 31, 2017 was $516.3 million.

Commentary
Mr. Marinko concluded, “The domestic dredging bid market totaled $178 million during the first quarter of 2017.  Our dredging segment won 63% of our addressable bid market, which is above the average combined dredging bid market share over the prior three years.  The $88 million MSCIP Barrier Island capital restoration project in Mississippi is a significant portion of our awards during the first quarter.

"Subsequent to quarter-end, we were awarded the $17 million Corps of Engineers West Coast Regional Contract that has approximately $3 million in additional options.  In addition, we were low bid on a $10 million project in the Gulf of Mexico.  We expect this contract to be awarded soon.

“Internationally, we continued to work on two projects in the Middle East during the first quarter.  Work on these projects is expected to end later this year.  We are tracking several opportunities in the Middle East, which is encouraging given the recent softness in the market.

“During the first quarter, our E&I segment was awarded $33 million in new work.  The awarded work is at attractive margins within our risk criteria, which we believe positions the segment well for the year.

“In Washington, D.C., Congress recently agreed to a budget for fiscal year 2017.  We expect it to be sent to President Trump for his signature later this week or next.  Despite the delay, we are quite pleased that Congress has reached an agreement as it provides for a record budget for the Army Corps of $6 billion and exceeds the increase in Harbor Maintenance Trust Fund spending for maintenance dredging as required by the 2014 Water Resources and Development Act. We continue to monitor progress on President Trump’s infrastructure bill and remain optimistic that port and coastal infrastructure will be included in the eventual bill.”

The Company will be holding a conference call at 9:00 a.m. C.D.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Wednesday, May 3, 2017 at 9:00 a.m. C.D.T. (10:00 a.m. E.D.T.). The call in number is 877-377-7553 and Conference ID is 8769880. The conference call will be available by replay until Thursday, May 4, 2017, by calling 855-859-2056 and providing Conference ID 8769880. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA from continuing operations

Adjusted EBITDA from continuing operations, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, Adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company presents Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides a transparent measure of the Company's recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation ("Great Lakes" or the "Company") is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and infrastructure services on land and water. The Company employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 127-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability in the Middle East; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previously-recorded revenue and profit due to our use of the percentage-of-completion method of accounting; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2016, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Contract revenues	$170,586	$163,119
Gross profit	16,182	19,990
General and administrative expenses	16,795	20,089
(Gain) loss on sale of assets—net	11	(10)
Operating loss	(624)	(89)
Interest expense—net	(5,582)	(5,721)
Equity in earnings (loss) of joint ventures	1	(115)
Other income (expense)	208	(763)
Loss from continuing operations before income taxes	(5,997)	(6,688)
Income tax benefit	2,274	2,653
Loss from continuing operations	(3,723)	(4,035)
Loss from discontinued operations, net of income taxes	(13,065)	—
Net loss	$(16,788)	$(4,035)

Basic loss per share attributable to continuing operations	$(0.06)	$(0.07)
Basic loss per share attributable to discontinued operations, net of tax	(0.21)	—
Basic loss per share	$(0.27)	$(0.07)
Basic weighted average shares	61,065	60,507

Diluted loss per share attributable to continuing operations	$(0.06)	$(0.07)
Diluted loss per share attributable to discontinued operations, net of tax	(0.21)	—
Diluted loss per share	$(0.27)	$(0.07)
Diluted weighted average shares	61,065	60,507

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Loss to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended
	March 31,
	2017	2016
Net loss	$(16,788)	$(4,035)
Loss from discontinued operations, net of income taxes	(13,065)	-
Loss from continuing operations	(3,723)	(4,035)
Adjusted for:
Interest expense—net	5,582	5,721
Income tax benefit	(2,274)	(2,653)
Depreciation and amortization	14,571	13,928
Adjusted EBITDA from continuing operations	$14,156	$12,961

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	March 31,	December 31,
	2017	2016

Cash and cash equivalents	$6,895	$11,167
Total current assets	292,121	307,226
Total assets	877,627	893,588
Total current liabilities	179,753	179,834
Long-term debt	401,743	390,402
Total equity	231,528	247,890

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended
	March 31,
Revenues	2017	2016
Dredging:
Capital - U.S.	$66,601	$51,937
Capital - foreign	19,154	1,509
Coastal protection	40,335	47,213
Maintenance	21,913	37,583
Rivers & lakes	5,051	6,771
Total dredging revenues	153,054	145,013
Environmental & infrastructure	19,224	19,090
Intersegment revenue	(1,692)	(984)
Total revenues	$170,586	$163,119

	As of
	March 31,	December 31,	March 31,
Backlog	2017	2016	2016
Dredging:
Capital - U.S.	$262,609	$234,575	$386,638
Capital - foreign	20,009	22,025	1,750
Coastal protection	85,228	109,871	124,949
Maintenance	48,146	56,929	43,931
Rivers & lakes	40,591	44,298	75,898
Total dredging backlog	456,583	467,698	633,166
Environmental & infrastructure	59,707	37,645	77,266
Total backlog	$516,290	$505,343	$710,432

GLDD FIN

For further information contact:
Katie O’Halloran
Investor Relations
630-574-3012